AMENDED AND RESTATED NOTE

$122,704,615                                     New York, New York
                                                 August 16, 2011

            FOR VALUE RECEIVED, the undersigned, APOLLO SENIOR FLOATING RATE FUND INC., a corporation formed under the laws of the State of Maryland (the "Borrower"), promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION (the "Lender") in lawful money of the United States of America in immediately available funds, at the Payment Office on the Commitment Termination Date the principal sum of ONE HUNDRED TWENTY-TWO MILLION SEVEN HUNDRED FOUR THOUSAND SIX HUNDRED FIFTEEN
DOLLARS ($122,704,615) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender pursuant to that certain Credit Agreement, dated as of March 24, 2011 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Credit Agreement"), among the Borrower, the Lender, and Wells Fargo Securities, LLC, as Administrative Agent.
            The Borrower also promises to pay interest on the unpaid principal amount hereof in like money at the Payment Office from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.
            The holder of this Amended and Restated Note (this "Note") is authorized to make or cause to be made appropriate notations (which may be computer generated) on the grid attached hereto (or on a continuation of such grid attached hereto and made a part hereof), or otherwise record in its internal books and records or computer system with respect to each Loan hereunder made by the Lender of (a) the outstanding principal amount of, and the interest rate applicable to, the Loans evidenced hereby and (b) the date and amount of each payment and repayment of principal thereof. Any such recordation shall be prima facie evidence (absent manifest error) of the principal amount thereof owing and unpaid, but the failure to record any such amount shall not limit or otherwise affect the obligations of the Borrower in respect of such Loan.
            This Note (a) is one of the Notes referred to in the Credit Agreement, (b) is subject to the provisions of the Credit Agreement and (c) is subject to voluntary prepayment and mandatory repayments as provided in the Credit Agreement.
            This Note is secured by the Pledge Agreement. The holder of this Note is entitled to the benefits of the Credit Agreement and other Credit Documents. The holder of this Note may enforce the agreements of the Borrower contained in the Credit Documents and exercise the remedies provided for by, or otherwise available in respect of, the Credit Documents, all in accordance with, and subject to the restrictions contained in, the terms of the Credit Documents.
            In case an Event of Default shall occur, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
            All parties now and hereafter liable with respect to this Note, whether maker, principal surety, guarantor, endorser or otherwise, severally waive presentment for payment, demand, protest and all other notices of any kind in connection with this Note.
            Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.
            The existing Note is hereby cancelled without any penalty or further action by the Borrower or the Lender, and this Note, for all purposes, hereby replaces and supersedes the existing Note as if this Note had been in effect from the effective date of the existing Note.
            THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE
OF NEW YORK.
[Rest of Page Intentionally Left Blank]


            IN WITNESS WHEREOF, the Borrower has caused this Amended and Restated Note to be duly executed as of the date first above written.

APOLLO SENIOR FLOATING RATE
FUND INC., as Borrower

By:








LOANS AND PRINCIPAL PAYMENTS
Date

Amount and Type of Loan Made

Interest Period (if applicable)

Amount of Principal Balance

Principal Amount of Repayment

Unpaid Principal Balance

Total

Notation Made by


EXECUTION COPY
		Apollo Senior Floating Rate Fund Inc.
Amended and Restated Note
16648122.2.BUSINESS